CONSENT

BAS Partners LLC, Certified Public Accountants hereby consents to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, or our Independent Auditor’s Report dated April 6, 2020, relating to the financial statements of XCraft Enterprises, Inc. for the years ended December 31, 2019 and 2018, and the related notes to the financial statements.

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BAS Partners LLC

September 9, 2020